NOVATION TO
 SUB-ADVISORY AGREEMENT

This Novation Agreement, effective as of January 1, 2016, by and among Neuberger Berman Management LLC ("Manager"), NB Alternative Investment Management LLC, ("Adviser" and together with the Manager, the "NB Parties"), Neuberger Berman investment Advisers LLC ("NBIA") and [             ], ("Sub-Adviser"), is made to the Sub-Advisory Agreement by and among the NB Parties and Sub-Adviser dated [           ], as amended (the "Agreement").  Terms defined in the Agreement used herein as therein defined.

WHEREAS, pursuant to an entity consolidation transaction that does not result in an change of actual control or management of the NB Parties in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the "1940 Act") and is therefore not an "assignment" for purposes of Section 15(a)(4) of the 1940 Act, effective January 1, 2016 the rights, title, interests, duties, liabilities and obligations of the NB Parties under the Agreement shall be transferred to NBIA;

WHEREAS, the NB Parties, NBIA and Sub-Adviser desire to effect a novation of the Agreement so that NBIA is substituted for each of the NB Parties as a party to the Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained hereinafter, the parties agree as follows:

1.
Novation:  The Agreement is hereby amended to provide for NBIA to be added as a party in substitution of each of the NB Parties (the "Novation") and all references in the Agreement to each of the NB Parties shall hereby be changed to NBIA.

2.	Transfer: The NB Parties hereby transfer all of their respective rights, title, duties, liabilities and obligations to NBIA.

3.	Acceptance and Assumption: NBIA hereby accepts the Novation and agrees to assume all rights, title, duties, liabilities and obligations of each of the NB Parties.

4.	Consent: The Sub-Adviser hereby consents to such Novation and hereby irrevocably releases the NB Parties from all of their respective duties, liabilities and obligations under the Agreement.

5.	Term: The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in the Agreement.

6.	Execution: This Novation may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Novation.

7.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect and shall also apply to the Novation, as applicable.

[ ] By: Name: Title:	NEUBERGER BERMAN MANAGEMENT LLC By: Name: Title:
NB ALTERNATIVE INVESTMENT MANAGEMENT LLC By: Name: Title:	NEUBERGER BERMAN INVESTMENT ADVISERS LLC By: Name: Title: